                                  Exhibit 4.4

                                                                  EXECUTION COPY


                              TERM LOAN AGREEMENT

                                    BETWEEN

                         HOOKER FURNITURE CORPORATION

                                      AND

                                 SUNTRUST BANK

                       CLOSING DATE:  September 18, 2000

                               TABLE OF CONTENTS
                               -----------------

1.     DEFINITIONS, TERMS AND REFERENCES                                     1
       ---------------------------------
1.1.   Certain Definitions.                                                  1
1.2.   Use of Defined Terms.                                                 5
1.3.   Accounting Terms.                                                     5
1.4.   Terminology.                                                          5
1.5.   Exhibits.                                                             6
2.     THE FINANCING.                                                        6
       --------------
2.1.   Term Loan.                                                            6
2.2.   Payments and Computations.                                            6
2.3.   Capital Adequacy.                                                     6
2.4.   Unavailability of LIBOR Rate.                                         7
2.5.   Usury Savings Provisions.                                             7
3.     GENERAL REPRESENTATIONS AND WARRANTIES.                               7
       ---------------------------------------
3.1.   Corporate Existence and Qualification.                                7
3.2.   Corporate Authority; Validity and Binding Effect.                     7
3.3.   Incumbency and Authority of Signing Officers.                         8
3.4.   No Material Litigation.                                               8
3.5.   Taxes.                                                                8
3.6.   Corporate Organization.                                               8
3.7.   Insolvency.                                                           8
3.8.   Title.                                                                8
3.9.   Margin Stock.                                                         8
3.10.  No Violations.                                                        8
3.11.  Financial Statements.                                                 9
3.12.  Pollution and Environmental Control.                                  9
3.13.  Possession of Permits.                                                9
3.14.  Subsidiaries.                                                         9
3.15.  Federal Taxpayer Identification Number.                               9
3.16.  Employee Benefit Plans.                                               9
3.17.  Claims.                                                               9
3.18.  Labor Controversies.                                                  9
4.     AFFIRMATIVE COVENANTS.                                                9
       ----------------------
4.1.   Records.                                                              9
4.2.   Right to Inspect.                                                    10
4.3.   Quarterly Financial Statements.                                      10
4.4.   Annual Financial Statements.                                         10
4.5.   Payment of Taxes.                                                    10
4.6.   Maintenance of Insurance.                                            10
4.7.   Maintenance of Property and Management.                              10
4.8.   Certificate of Compliance and No Default.                            10
4.9.   Change of Principal Place of Business.                               11
4.10.  Preservation of Corporate Existence.                                 11
4.11.  Compliance With Laws.                                                11
4.12.  Subordinations.                                                      11
4.13.  Certain Required Notices.                                            11
5.     NEGATIVE COVENANTS.                                                  11
       -------------------
5.1.   Encumbrances.                                                        11
5.2.   Debt.                                                                11
5.3.   Contingent Liabilities.                                              12
5.4.   Dividends.                                                           12
5.5.   Redemption.                                                          12

5.6.   Mergers.                                                             12
5.7.   Affiliate Transactions.                                              12
5.8.   Subsidiaries.                                                        12
5.9.   Fiscal Year.                                                         12
5.10.  Federal Taxpayer Identification Number.                              13
5.11.  Employee Benefit Plans.                                              13
6.     FINANCIAL COVENANTS.                                                 13
       --------------------
7.     EVENTS OF DEFAULT.                                                   13
       ------------------
7.1.   Obligations.                                                         13
7.2.   Misrepresentations.                                                  13
7.3.   Certain Covenants.                                                   13
7.4.   Other Covenants.                                                     13
7.5.   Other Debts.                                                         13
7.6.   Voluntary Bankruptcy.                                                13
7.7.   Involuntary Bankruptcy.                                              13
7.8.   Judgments.                                                           14
7.9.   Bankruptcy of Affiliate.                                             14
7.10.  Material Adverse Effect.                                             14
7.11.  Change of Control, Etc.                                              14
7.12.  Deemed Insure.                                                       14
8.     REMEDIES.                                                            14
       ---------
8.1.   Acceleration of the Obligations.                                     14
8.2.   Other Remedies.                                                      15
8.3.   Set Off.                                                             15
9.     MISCELLANEOUS.                                                       15
       --------------
9.1.   Waiver.                                                              15
9.2.   Governing Law.                                                       15
9.3.   Survival.                                                            15
9.4.   No Assignment by Borrower.                                           15
9.5.   Counterparts.                                                        15
9.6.   Reimbursement.                                                       15
9.7.   Successors and Assigns.                                              16
9.8.   Severability.                                                        16
9.9.   Notices.                                                             16
9.10.  Entire Agreement; Amendments.                                        16
9.11.  Time of Essence.                                                     16
9.12.  Interpretation.                                                      16
9.13.  Lender Not a Joint Venturer.                                         16
9.14.  Jurisdiction.                                                        16
9.15.  Acceptance.                                                          17
9.16.  Payment on Non-Business Days.                                        17
9.17.  Cure of Defaults by Lender.                                          17
9.18.  Recitals.                                                            17
9.19.  Attorney-in-Fact.                                                    17
9.20.  Sole Benefit.                                                        17
9.21.  Indemnification.                                                     17
9.22.  Jury Trial Waiver.                                                   18
9.23.  Coordination.                                                        18
9.24.  Confidentiality.                                                     18
10.    CONDITIONS PRECEDENT.                                                18
       ---------------------
10.1.  Secretary's Certificate.                                             18
10.2.  Good Standing Certificates.                                          18
10.3.  Loan Documents.                                                      18

10.4.   Opinion of Counsel.                                                 18
10.5.   BNo Default.                                                        19
10.6.   Approval of ESOP Loan.                                              19
10.7.   Master Agreement.                                                   19
10.8.   Other.                                                              19

EXHIBITS
--------

EXHIBIT A      Borrower Information
EXHIBIT B      Note
EXHIBIT C      Certificate of No Default
EXHIBIT D      Secretary's Certificate
EXHIBIT E      ESOP Documentation
EXHIBIT F      Opinion of Counsel
EXHIBIT G      Negative Pledge


Supplement A   Financial Covenants

                                LOAN AGREEMENT
                                --------------

     THIS AGREEMENT, made, entered into and effective as of September 18, 2000, by and between HOOKER FURNITURE CORPORATION, a Virginia Corporation ("Borrower"); and SUNTRUST BANK, a Georgia Banking Company ("Lender");
  --------

                             W I T N E S S E T H:
                             - - - - - - - - - -

     WHEREAS, Borrower has applied to Lender for financing the proceeds of which will be used solely to make a loan to the Borrower's Employee Stock Ownership Plan to enable it to purchase shares of the Company's stock, as more particularly described hereinbelow; and

     WHEREAS, Lender is willing to extend financing to Borrower in accordance with the terms hereof upon the execution of this Agreement by Borrower, compliance by Borrower with all of the terms and provisions of this Agreement and fulfillment of all conditions precedent to Lender's obligations herein contained;

     NOW, THEREFORE, to induce Lender to extend the financing provided for herein, and for other good and valuable consideration, the sufficiency and receipt of all of which are acknowledged by Borrower, Lender and Borrower agree as follows:

     1.   DEFINITIONS, TERMS AND REFERENCES
          ---------------------------------

          1.1  Certain Definitions. In addition to such other terms as elsewhere
               -------------------
defined herein, as used in this Agreement, in any Exhibits and in any Supplements, the following terms shall have the following meanings:

     "Affiliate" shall mean, with respect to any Person, any Person Controlling,
      ---------
Controlled by or under common Control with such Person. For purposes hereof, each Subsidiary shall at all times be considered an "Affiliate" of Borrower.

     "Agreement" shall mean this Loan Agreement, as it may be amended or
      ---------
supplemented from time to time.

     "Applicable Rate" shall mean the interest rate per annum payable on the
      ---------------
Obligations, as is defined and more particularly described in Section 2.1.

     "Bankruptcy Code" shall mean Title 11 of the United States Code, as it
      ---------------
may be amended from time to time.

     "Borrowed Debt" shall mean all short and long term Debt for borrowed money,
      -------------
regardless of the lender, plus Capital Leases.

     "Borrower" shall have the meaning given to such term in the preamble to
      --------
this Agreement. Each of the covenants, agreements, representations and warranties made in this Agreement and under the Loan Documents shall also apply to each Subsidiary.

     "Business Day" shall mean a day on which Lender is open for the conduct of
      ------------
banking business at its office in Richmond, Virginia, where payments are to be made under this Agreement and, if applicable

Business Day relates to any determination of the LIBOR Rate, on which dealings are carried on in the London interbank market.

     "Capital Lease" shall mean any lease of property that, in accordance with
      -------------
GAAP, should be capitalized on the balance sheet of a Person.

     "Closing Date" shall mean the date of this Agreement.
      ------------

     "Consolidated Subsidiaries" shall mean those Subsidiaries of Borrower (if
      -------------------------
any) existing from time to time which, for purposes of GAAP, are required to be consolidated for financial reporting purposes.

     "Control", "Controlled" or "Controlling" shall mean, with respect to any
      -------    ----------      -----------
Person, the power to direct the management and policies of such Person, directly, indirectly, whether through the ownership of voting securities or otherwise; provided, however, that, in any event, any Person which owns directly
           -----------------
or indirectly ten percent (10%) or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation shall be deemed to "Control" such corporation for purposes of this Agreement.

     "Debt" shall mean, with respect to any Person, without duplication, (i) all
      ----
obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, (iv) all obligations of such Person as lessee under Capital Leases,
(v) all obligations of such Person to purchase securities or other property which arise out of or in connection with the sale of the same or substantially similar securities or property, (vi) all obligations of such Person to reimburse any bank or other person in respect of amounts paid under a letter of credit or similar instrument, (vii) all obligations of others secured by a Lien on any asset of such Person, whether or not such obligation is assumed by such Person (limited, in the case of any such obligation not assumed by such Person, to the value of such asset), (viii) all obligations of others endorsed or guaranteed by such Person, (ix) all accrued pension fund and other employee benefit plan obligations and liabilities, and (x) all derivative, interest rate protection or similar hedging agreements.

     "Default Condition" shall mean the occurrence of any event which, after
      -----------------
satisfaction of any requirement for the giving of notice or the lapse of time, or both, would become an Event of Default.

     "Default Rate" shall mean that interest rate per annum equal to two percent
      ------------
(2%) per annum in excess of the otherwise Applicable Rate payable on any Obligation.

     "Employee Benefit Plan" shall mean any employee welfare benefit plan as
      ---------------------
that term is defined in Section 3(1) of ERISA, any employee pension benefit plan, as that term is defined in Section 3(2) of ERISA or any other plan which is subject to the provisions of Title IV of ERISA or which is for the benefit of any employees of Borrower and any employees of any Subsidiary or any other entity which is a member of a controlled group or under common control with Borrower, as such terms are defined in Section 4001(a)(14) of ERISA.

     "Environmental Laws" shall mean all federal, state and local laws, rules,
      ------------------
regulations, ordinances, programs, permits, guidances, orders and consent decrees relating to health, safety and environmental matters, whether now or hereafter existing, including, but not limited to state and federal superlien and environmental cleanup laws and U.S. Department of Transportation regulations and any other state or local law or regulation relating to pollution, reclamation, or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into air, water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes.

     "Equity" shall mean total assets minus total liabilities, each as
      ------
calculated in accordance with GAAP.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as
      -----
may be amended from time to time.

     "ESOP" shall mean the Borrower's Employee Stock Ownership Plan.
      ----

     "ESOP Loan" shall mean the Loan of $22,500,000 made by the Borrower to
      ---------
the ESOP with the proceeds of the Note.

     "ESOP Note" shall mean the promissory note in the original principal
      ---------
amount of Twenty-two Million Five Hundred Thousand and no/100 Dollars ($22,500,000) dated as of the date of this Agreement, made by the ESOP and payable to the Borrower.

     "ESOP Stock" shall mean all of the Borrower's stock acquired by the ESOP
      ----------
with the proceeds of the ESOP Note.

     "Event of Default" shall mean any of the events or conditions described in
      ----------------
Article 7, provided that any requirement for the giving of notice or the lapse of time, or both, has been satisfied.

     "Executive Office" shall mean the address of Borrower designated as such on
      ----------------
Exhibit "A".
-----------

     "Fiscal Year", in respect of a Person, shall mean the fiscal year of such
      -----------
Person employed by such Person as of the Closing Date, and designated as such on Exhibit "A" as to Borrower. The term "Fiscal Quarter" shall correspond
-----------                            --------------
accordingly thereto.

     "GAAP" shall mean generally accepted accounting principles consistently
      ----
applied for the period or periods in question.

     "Interest Payment Date" means the first day of December, 2000 and the first
      ---------------------
day of each December, March, June and September thereafter, and the day on which the Term Loan is paid in full.

     "Lender" shall have the meaning given to such term in the preamble to this
      ------
Agreement.

     "LIBOR Rate" shall mean the one month LIBOR established by the British
      ----------
Bankers Association as of 11:00 a.m. (London Time) on the first Business Day of each month as published by a on-line information service, such as Bloomberg Financial Markets News Services or any comparable reporting service selected by the Lender. The LIBOR Rate shall be adjusted on the first Business Day of the month. Adjustments to the LIBOR Rate shall be effective as of the first calendar day of each month.

     "Lien" shall mean any deed to secure debt, deed of trust, mortgage or
      ----
similar instrument, and any lien, security interest, preferential arrangement which has the practical effect of constituting a security interest, security title, pledge, charge, encumbrance or servitude of any kind, whether by consensual agreement or by operation of statute or other law, and whether voluntary or involuntary, including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof.

     "Loan Documents" shall mean this Agreement, the Negative Pledge, the Note,
      --------------
any Master Agreement and any and all other documents, instruments, certificates and agreements executed and/or delivered by

Borrower in connection herewith, or any one, more, or all of the foregoing, as the context shall require.

     "Master Agreement" shall mean the International Swap Dealers Association
      ----------------
dated August 30, 2000 between the Lender and Borrower and any other interest rate swap transaction, interest rate cap transaction, interest rate floor transaction, interest rate collar transaction or other similar transaction pursuant to an International Swap Dealers Association, Inc. Master Agreement which may hereafter be executed by and between the Borrower and the Lender, together with all amendments and schedules thereto and confirmations thereof from time to time.

     "Material Adverse Effect" shall mean with respect to any event, act,
      -----------------------
condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, a material adverse change in, or a material adverse effect upon any of (a) the financial condition, operations, business, properties or prospects of the Borrower, as determined by the Lender in the exercise of its reasonable business judgment, and its Consolidated Subsidiaries taken as a whole, (b) the rights and remedies of the Lender under any of the Loan Documents or the ability of the Borrower to perform its obligations under any of the Loan Documents or (c) the legality, validity or enforceability of any of the Loan Documents.

     "Negative Pledge" shall mean the Negative Pledge and Agreement dated of
      ---------------
even date herewith, as amended or supplemented from time to time whereby the Borrower agrees not to create or suffer to exist any Lien except Permitted Liens on any real or personal property or assets of either the Borrower or any Subsidiary. The Negative Pledge shall be substantially in the form of Exhibit G.
                                                                      ---------

     "Note" shall mean the promissory note, dated of even date herewith, as
      ----
amended or supplemented from time to time, in the principal amount of Twenty-Two Million Five Hundred Thousand and No/100 Dollars ($22,500,000) evidencing the obligation to repay the Term Loan together with interest, together with any renewals, modifications or extensions thereof, in whole or in part. The Note shall be substantially in the form of Exhibit "B".
                                      -----------

     "Obligations" Any Debt of Borrower to Lender arising hereunder or as a
      -----------
result hereof, whether evidenced by the Note, or otherwise, and any and all extensions or renewals thereof in whole or in part; any Debt of Borrower to Lender under any later or future advances or loans made by Lender to Borrower, and any and all extensions or renewals thereof in whole or in part and any and all existing or future Debt of Borrower to Lender and any and all extensions or renewals thereof in whole or in part.

     "Permitted Encumbrances" shall mean (i) Liens for taxes not yet due and
      ----------------------
payable or being actively contested as permitted by this Agreement; (ii) carriers', warehousemen's mechanics, materialmen's, repairmen's or other like Liens arising in the ordinary course of business, payment for which is not yet due or which are being actively contested in good faith and by appropriate, lawful proceedings, and for which adequate reserves have been established as required by GAAP; (iii) pledges or deposits in connection with worker's compensation, unemployment insurance and other social security legislation; (iv) deposits to secure the performance of utilities, leases, statutory obligations and surety and appeal bonds and other obligations of a like nature arising by statute or under customary terms regarding depository relationships on deposits held by financial institutions with whom Borrower has a banker-customer relationship; (v) typical restrictions imposed by licenses and leases of software (including location and transfer restrictions); (vi) Purchase Money Liens not to exceed $1,000,000 in the aggregate outstanding at any one time; and
(vii) encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of the real estate of Borrower, which do not materially detract from the value of such real estate or impair the use thereof in the business of the Borrower.

     "Person" shall mean any individual, partnership, corporation, limited
      ------
liability company, joint venture, joint stock company, trust, governmental unit or other entity.

     "Prime Rate" refers to that interest rate so denominated and set by Lender
      ----------
from time to time as an interest rate basis for borrowings. The Prime Rate is but one of several interest rate bases used by Lender. Lender extends credit at interest rates above and below the Prime Rate.

     "Purchase Money Lien" shall mean any Lien granted by Borrower or any
      -------------------
Subsidiary from time to time to vendors or financiers of equipment to secure the payment of the purchase price thereof so long as (i) such Liens extend only to the specific equipment so purchased, (ii) secure only such deferred payment obligation and related interest, fees and charges and no other Debt, and (iii) are promptly released upon the payment in full of such purchase price and related interest, fees and charges.

     "Subordinated Debt" shall mean any Debt of Borrower or any Subsidiary to
      -----------------
any Person which, by written agreement in form and substance satisfactory to Lender, has been subordinated in right of payment and claim, to the rights and claims of Lender in respect of the Obligations, on terms and conditions satisfactory to Lender.

     "Subsidiary" shall mean any corporation, partnership, business association
      ----------
or other entity (including any Subsidiary of any of the foregoing) of which Borrower owns, directly or indirectly, fifty percent (50%) or more of the capital stock or equity interest having ordinary power for the election of directors or others performing similar functions.

     "Term Loan" shall mean the loan in the principal amount of Twenty-Two
      ---------
Million Five Hundred Thousand and No/100 Dollars ($22,500,000) to be made to the Borrower by the Lender pursuant to the provisions of this Agreement.

          1.2.  Use of Defined Terms.  All terms defined in this Agreement and
                --------------------
the Exhibits shall have the same defined meanings when used in any other Loan Documents, unless the context shall require otherwise.

          1.3.  Accounting Terms.  All accounting terms not specifically defined
                ----------------
herein shall have the meanings generally attributed to such terms under GAAP.

          1.4.  Terminology.  All personal pronouns used in this Agreement,
                -----------
whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural, and the plural shall include the singular. Titles of Articles and Sections in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement, and all references in this Agreement to Articles, Sections, Subsections, paragraphs, clauses, subclauses, Exhibits or Supplements shall refer to the corresponding Article, Section, Subsection, paragraph, clause, subclause of, or Exhibit or Supplement attached to, this Agreement, unless specific reference is made to the articles, sections or other subdivisions of, or Exhibit or Supplement to, another document or instrument. Wherever in this Agreement reference is made to any instrument, agreement or other document, including, without limitation, any of the Loan Documents, such reference shall be understood to mean and include any and all amendments thereto or modifications, restatements, renewals or extensions thereof. Wherever in this Agreement reference is made to any statute, such reference shall be understood to mean and include any and all amendments thereof and all regulations promulgated pursuant thereto. Whenever any matter set forth herein or in any Loan Document is to be consented to or satisfactory to Lender, or is to be determined, calculated or approved by Lender, then, unless otherwise expressly set forth herein or in any such Loan Document, such consent, satisfaction, determination calculation or approval shall be in Lender's sole discretion, exercised in good faith and, where required by law, in a commercially reasonable manner, and shall be conclusive absent manifest error .

          1.5.  Exhibits.  All Exhibits attached hereto are by reference made
                ---------
a part hereof.

     2.   THE FINANCING.
          -------------

          2.1.  Term Loan.
                ----------

          (a) Subject to the terms and conditions of this Agreement, the Lender agrees to make a Term Loan to the Borrower on the Closing Date in the principal amount of Twenty-Two Million Five Hundred Thousand and No/100 Dollars ($22,500,000).

          (b) The entire proceeds of the Term Loan shall be used by the Borrower solely to make a loan in like amount to the ESOP and will be evidenced by the ESOP Note, the proceeds of which will be used by the ESOP solely to acquire ESOP Stock.

          (c) The unpaid principal balance of the Term Loan shall bear interest at a per annum rate equal to the sum of the LIBOR Rate for each month plus three-eighths of one percent (.375%) per annum. Payments of interest on the Note evidencing the Term Loan shall be made in arrears on each Interest Payment Date beginning on the Interest Payment Date next succeeding the date of disbursement of the Term Loan.

          (d) The obligation of the Borrower to repay the Term Loan shall be evidenced by the Note. The principal balance of the Term Loan shall be payable in forty (40) equal consecutive quarterly installments of principal and interest on the first day of each December, March, June and September, commencing on December 1, 2000, in the amount of $800,850.00 each, based upon an assumed interest rate of 7.3950% per annum and a ten (10) year principal amortization, provided that, the last such installment shall be in an amount sufficient to
-------- ----
repay in full the entire unpaid principal balance of the Term Loan and all accrued but unpaid interest thereon. All payments will be applied first to accrued interest, then to principal.

          (e) The Borrower shall have the right at any time to prepay the Term Loan in whole or, from time to time in part, in each case without penalty, provided that (i) each prepayment shall be in a minimum principal amount of
-------- ----
$5,000, and (ii) prepayments will be applied to the installments due on the Note in the inverse order of their maturity; provided further, however, the Borrower
                                        ----------------
shall be responsible for any costs, expenses or charges resulting from the termination of any Master Agreement.

          2.2.  Payments and Computations.  All payments due under this
                -------------------------
Agreement (including any payment or prepayment of principal, interest, fees and other charges) or with respect to the Obligations shall be made without offset or deduction in lawful money of the United States of America, in immediately available funds, to the Lender at its office at 919 E. Main Street, Richmond, Virginia 23219, or at such other place as the Lender may designate, and shall be applied first to any accrued fees or expenses, next to accrued late charges, next to accrued interest and then to principal, or in such other fashion as the Lender may select. If any payment of principal, interest or fees is due on a day which is not a Business Day, then the due date will be extended to the next succeeding full Business Day and interest and fees will be payable with respect to the extension. Upon the occurrence of an Event of Default and during the continuation of such Event of Default, interest shall accrue on the Term Loan at the Default Rate. The rate at which interest accrues on the unpaid principal balance of the Term Loan shall be changed as of the effective date of any change in the LIBOR Rate. Interest and fees shall be computed on the basis of a year of 360 days and actual days elapsed The Lender may, but shall not be obligated to, debit the amount of any payment due under this Agreement to any deposit account of the Borrower maintained with the Lender.

     2.3. Capital Adequacy.  If the adoption of any applicable law, rule or
          ----------------
regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, in each case after the date hereof, has or would have the effect of reducing the rate of return on the Lender's capital as a consequence of its obligations hereunder to a level below that which the Lender could have achieved but for such adoption, change or compliance (taking into consideration the Lender's policies with respect to capital adequacy) by an amount deemed by the Lender to be material, then from time to time, 30 days after written demand by the Lender, the Borrower shall pay to the Lender such additional amount or amounts as will compensate the Lender for such reduction.
A certificate of the Lender claiming compensation under this (S) 2.3 and setting forth in reasonable detail the additional amount or amounts to be paid to it hereunder and the basis therefor shall be prepared in good faith by the Lender and shall be conclusive in the absence of manifest error. In determining any such amount, the Lender may use any reasonable averaging and attribution methods.

          2.4.  Unavailability of LIBOR Rate.  If, after the date hereof, the
                ----------------------------
Lender determines that the LIBOR Rate cannot be determined, the Lender and the Borrower shall negotiate in good faith to establish an alternate index as a basis for setting interest rates hereunder, which shall approximate the LIBOR Rate as closely as possible. Until such alternate index is agreed upon, interest shall accrue at the greater of (a) the LIBOR Rate most recently determined under this Agreement plus three-eighths of one percent (.375%) from time to time in effect thereafter and (b) the Prime Rate less two percent (2.0%) for a period not to exceed 30 days, during which time the parties shall agree upon an alternate index.

          2.5.  Usury Savings Provisions.  Lender and Borrower hereby further
                -------------------------
agree that the only charge imposed by Lender upon Borrower for the use of money in connection herewith is and shall be the interest expressed in the Note at the rate set forth in each of the Note, and that all other charges imposed by Lender upon Borrower in connection herewith, are and shall be deemed to be charges made to compensate Lender for underwriting and administrative services and costs, and other services and costs performed and incurred, and to be performed and incurred, by Lender in connection with the Term Loan, and shall under no circumstances be deemed to be charges for the use of money. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest hereunder or under the Note and charged or collected pursuant to the terms of this Agreement or pursuant to the Note exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that Lender has charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by applicable law and Lender shall promptly refund to Borrower any interest received by Lender in excess of the maximum lawful rate or, if so requested by Borrower, shall apply such excess to the principal balance of the Obligations. It is the intent hereof that Borrower not pay or contract to pay, and that Lender not receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by Borrower under applicable law.

     3.   GENERAL REPRESENTATIONS AND WARRANTIES.  In order to induce Lender to
          --------------------------------------
enter into this Agreement, Borrower hereby represents and warrants to Lender as set forth below:

          3.1.  Corporate Existence and Qualification.  Borrower is a
                -------------------------------------
corporation duly organized, validly existing and in good standing under the laws of the State of its incorporation, as designated on Exhibit "A", with its
                                                    -----------
principal place of business, chief executive office and office where it keeps all of its books and records being located at the Executive Office and is duly qualified as a foreign corporation in good standing in each other state in which the failure to be so qualified would have a Material Adverse Effect. Borrower has as its corporate name, as registered with the secretary of state of the state of its incorporation, the words first inscribed hereinabove as its name, and, except as may be described on Exhibit "A", has not done business under any
                                   -----------
other name for at least the past seven (7) years.

          3.2.  Corporate Authority; Validity and Binding Effect.  Borrower has
                ------------------------------------------------
the power to make, deliver and perform under the Loan Documents, and to borrow hereunder, and has taken all necessary and appropriate corporate action to authorize the execution, delivery and performance of the Loan Documents. This Agreement and each of the other Loan Documents is, or when executed and delivered in accordance with this Agreement will be, a legal, valid and binding obligation of Borrower, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally, and general principles of equity.

          3.3.  Incumbency and Authority of Signing Officers.  The undersigned
                --------------------------------------------
officers of Borrower hold the offices specified herein below and, in such capacities, are duly authorized and empowered to execute, attest and deliver this Agreement and the remainder of the Loan Documents for and on behalf of Borrower, and to bind Borrower accordingly thereby.

          3.4.  No Material Litigation.  Except as may be set forth on Exhibit
                ----------------------                                 -------
"A", there are no legal proceedings pending (or, so far as Borrower or its
 -
officers know, threatened), before any court or administrative agency which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

          3.5.  Taxes.  Borrower has filed or caused to be filed all tax returns
                -----
required to be filed by it and has paid all taxes shown to be due and payable by it on said returns or on any assessments made against it.

          3.6.  Corporate Organization.  The articles of incorporation of and
                ----------------------
bylaws of Borrower are in full force and effect under the law of the state of its incorporation and all amendments to said articles of incorporation and bylaws have been duly and properly made under and in accordance with all applicable laws.

          3.7.  Insolvency.  After giving effect to the execution and delivery
                ----------
of the Loan Documents and the making of disbursements under the Note, Borrower will not be "insolvent", within the meaning of such term as defined in
(S)101(32) of the Bankruptcy Code; or be unable to pay its debts generally as such debts become due; or have an unreasonably small capital.

          3.8.  Title.  Borrower has good and marketable title to all of its
                -----
properties subject to no material Lien of any kind except as otherwise disclosed in writing to Lender on Exhibit A, except for the Permitted Encumbrances.

          3.9.  Margin Stock.  Borrower is not engaged principally, or as one
                ------------
of its important activities, in the business of purchasing or carrying any "margin stock", as that term is defined in Section 221.2(h) of Regulation U of the Board of Governors of the Federal Reserve System, and no part of the proceeds of any borrowing made pursuant hereto will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock, or be used for any purpose which violates, or which is inconsistent with, the provisions of Regulation X of said Board of Governors. In connection herewith, if requested by Lender, Borrower will furnish to Lender a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in said Regulation U to the foregoing effect.

          3.10. No Violations.  The execution, delivery and performance by
                -------------
Borrower of this Agreement and the Note have been duly authorized by all necessary corporate action and do not and will not require any consent or approval of the shareholders of Borrower, violate any provision of any law, rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to Borrower or of the charter or bylaws of Borrower, or result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which Borrower is a party or by which it or its properties may be bound or affected; and Borrower is not in default under any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, agreement, lease or instrument.

          3.11.  Financial Statements.  The audited financial statements of
                 --------------------
Borrower and its Consolidated Subsidiaries (if any) for its most recent Fiscal Year together with the unaudited financial statements of Borrower and its Consolidated Subsidiaries (if any) for that portion ended with its most recent Fiscal Quarter of its current Fiscal Year, for which statements have been prepared, copies of which heretofore have been furnished to Lender, fairly present, in all material respects, the financial condition of Borrower and its Consolidated Subsidiaries (if any), the results of its operations and the transactions in its equity accounts as of the dates and for the periods referred to therein, and have been prepared in accordance with GAAP. There are no material liabilities, direct or indirect, fixed or contingent, of Borrower or any such Consolidated Subsidiaries as of the date of such financial statements which are not reflected therein or in the notes thereto. No event has occurred which could reasonably be anticipated to have a Material Adverse Effect since the date of the balance sheet contained in the audited financial statements described hereinabove.

          3.12.  Pollution and Environmental Control.  Except as disclosed on
                 -----------------------------------
Exhibit A, Borrower and each Subsidiary have obtained all permits, licenses and
---------
other authorizations which are required under all Environmental Laws where the failure to so obtain could have a Material Adverse Effect, and is in material compliance with, all Environmental Laws.

          3.13.  Possession of Permits.  Borrower and each Subsidiary possess
                 ---------------------
all franchises, certificates, licenses, permits and other authorizations from governmental political subdivisions or regulatory authorities, and all patents, trademarks, service marks, trade names, copyrights, licenses and other rights, free from burdensome restrictions, that are necessary for the ownership, maintenance and operation of any of its properties and assets, and Borrower is not in violation of any thereof which violation could reasonably be expected to have a Material Adverse Effect.

          3.14.  Subsidiaries.  As of the Closing Date, Borrower has no
                 ------------
Subsidiaries except as described on Exhibit "A".
                                    ----------
          3.15.  Federal Taxpayer Identification Number.  Borrower's federal
                 --------------------------------------
taxpayer identification number is as indicated on Exhibit "A".
                                                  ----------
          3.16.  Employee Benefit Plans.  As of the Closing Date, Borrower has
                 ----------------------
no Employee Benefit Plans except as described on Exhibit "A".
                                                 ----------
          3.17.  Claims.  Except as disclosed on Exhibit A, no product sold,
                 ------                          ---------
leased, licensed or delivered by Borrower is subject to any guaranty, warranty, right of return or other indemnity beyond Borrower's standard written warranty.

          3.18.  Labor Controversies.  Except as disclosed on Exhibit A, there
                 -------------------                          ---------
are no labor controversies pending or, to the best knowledge of the Borrower threatened against it, which, if adversely determined, could have a Material Adverse Effect.

     4.   AFFIRMATIVE COVENANTS.  Borrower covenants to Lender that from and
          ---------------------
after the date hereof, and so long as any amount remain unpaid on account of either the Note or any of the other Loan Documents or this Agreement remains effective (whichever is the last to occur), Borrower will comply (and cause each Subsidiary to comply) with the affirmative covenants set forth below:

          4.1.   Records.  All material records of Borrower will be kept at its
                 -------
Executive Office and will not be removed from such address without the prior written consent of Lender.

          4.2.  Right to Inspect.  Lender (or any Person or Persons designated
                ----------------
by it) shall, in its sole discretion, have the right to call during normal business hours at any place of business of Borrower at any reasonable time and without prior notice, and, without hindrance or delay, inspect, audit, check and make extracts from Borrower's books, records, journals, orders, receipts and any correspondence and other data relating to the Borrower's business or to any other transactions between the parties hereto.

          4.3.  Quarterly Financial Statements.  Borrower shall, within forty
                ------------------------------
five (45) days after the end of each Fiscal Quarter, furnish to Lender unaudited financial statements of Borrower, including balance sheets, income statements and statements of cash flow, for the Fiscal Quarter ended, and for the Fiscal Year to date, on a consolidated basis certified as presenting fairly and in all material respects such information, by a duly authorized officer of Borrower. Accompanying such financial statements shall be a copy of the Borrower's Form 10-Q filed with the Securities Exchange Commission.

          4.4.  Annual Financial Statements.  Borrower shall within ninety (90)
                ---------------------------
days after the end of each Fiscal Year, furnish to Lender the annual audit and report of shareholders of Borrower, certified without material qualification by independent certified public accountants selected by Borrower and reasonably acceptable to Lender, and prepared in accordance with GAAP, together with relevant financial statements of Borrower for the Fiscal Year then ended, on a consolidated basis, if applicable. Borrower shall cause said accountants to furnish Lender with a statement that in making their examination of such financial statements, they obtained no knowledge of any Event of Default or Default Condition which pertains to accounting matters relating to this Agreement or the Note, or, in lieu thereof, a statement specifying the nature and period of existence of any such Event of Default or Default Condition disclosed by their examination. The Borrower shall furnish to the Lender promptly upon receipt thereof, copies of any reports submitted to the Borrower by its independent certified public accountants in connection with examination of the financial statements of the Borrower made by such accountants as well as any filings made with or communications received from the Securities Exchange Commission, including but not limited to Form 10-K.

          4.5.  Payment of Taxes.  Borrower shall pay and discharge all taxes,
                ----------------
assessments and governmental charges upon it, its income and its properties prior to the date on which penalties attach thereto, unless and to the extent only that (x) such taxes, assessments and governmental charges are being contested in good faith and by appropriate proceedings by Borrower, (y) Borrower maintains reasonable reserves on its books therefor and (z) the non-payment of such taxes does not result in a Lien upon any of the Borrower's property other than a Permitted Encumbrance.

          4.6.  Maintenance of Insurance.  Borrower shall maintain insurance
                ------------------------
with responsible insurance companies on such of its properties, in such reasonable amounts and against such risks as is customarily maintained by similar businesses operating in the same vicinity, but in any event to include business interruption, freight, loss, damage, flood, windstorm, fire, theft, extended coverage and product liability insurance in amounts reasonably satisfactory to Lender, which such insurance shall not be cancelable by Borrower, unless with the prior written consent of Lender, or by Borrower's insurer, unless with at least thirty (30) days (or such lesser or greater number of days as Lender may agree or accept) advance written notice to Lender thereof. Borrower shall file with Lender upon its request a detailed list of such insurance then in effect stating the names of the insurance companies, the amounts and rate of insurance, the date of expiration thereof, the properties and risks covered thereby and the insured with respect thereto, a copy of each such insurance policy.

          4.7.  Maintenance of Property and Management.  Borrower shall
                --------------------------------------
maintain its property in good working condition less ordinary wear and tear.

          4.8.   Certificate of Compliance and No Default.  Borrower shall, on a
                 ----------------------------------------
quarterly basis not later than forty five (45) days after the close of each of its first three Fiscal Quarters and not later than ninety (90) days after the close of its Fiscal Year, certify to Lender, in a statement executed by a duly authorized officer of Borrower in the form of Exhibit "C" attached hereto, that no Event of
                                   ----------
Default and no Default Condition exists or has occurred, or, if an Event of Default or Default Condition exists or has occurred, specifying the nature and period of existence thereof. Such certificate shall also set forth, in reasonable detail, compliance with all financial covenants set forth in Supplement A for the immediately preceding Fiscal Quarter on a rolling four quarter basis.

          4.9.  Change of Principal Place of Business. Borrower hereby
                -------------------------------------
understands and agrees that if, at any time hereafter, Borrower elects to move its Executive Office, or if Borrower elects to change its name, identity or its structure to other than a corporate structure, Borrower will notify Lender in writing at least thirty (30) days prior thereto.

          4.10. Preservation of Corporate Existence. Borrower shall preserve and
                -----------------------------------
maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation. The Borrower shall qualify and remain qualified as a foreign corporation in each jurisdiction in which such qualification is necessary or desirable in view of its business and operations or the ownership of its properties and where the failure to be so qualified could have a Material Adverse Effect.

          4.11. Compliance With Laws. Borrower and each of its Subsidiaries
                --------------------
shall comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, noncompliance with which could have a Material Adverse Effect. Without limiting the foregoing, each of Borrower and its Subsidiaries shall obtain and maintain all permits, licenses and other authorizations which are required under, and otherwise comply with, all federal, state, and local laws and regulations, except where the failure to so obtain, maintain or comply would not be expected to have a Material Adverse Effect.

          4.12. Subordinations. Borrower shall provide Lender with a
                --------------
subordination agreement, in form satisfactory to Lender, executed by any Person who is an officer or director of Borrower to whom Borrower is or hereafter becomes indebted for money borrowed in excess of $100,000, subordinating in right of payment and claim all of such indebtedness and any future advances thereon to the claims of Lender on the Note and the other Obligations so long as any amount remains unpaid on the Note or any of the Obligations. Such subordination agreement shall provide, among other things, that no principal or interest on any such indebtedness shall be repaid unless and until there is no outstanding balance due and payable on the Note or on any other Obligations of Borrower to Lender.

          4.13. Certain Required Notices. The Borrower shall furnish to the
                ------------------------
Lender, promptly after the commencement or obtaining knowledge thereof (i) notice of all actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Borrower, which, when taken with all other similar claims, if determined adversely to the Borrower could have a Material Adverse Effect, (ii) notice of any pending or, to the knowledge of the Borrower, threatened claim arising under any Environmental Law at, on, in, or under affecting any of the properties of the Borrower, which, if determined adversely to the Borrower could have a Material Adverse Effect, or (iii) the existence and nature of any Default Condition or Event of Default.

     5. NEGATIVE COVENANTS. Borrower covenants to Lender that from and after the
        ------------------
date hereof and so long as any amount remains unpaid on account of either the Note or any of the other Loan Documents or this Agreement remains effective (whichever is the last to occur), Borrower will not do (and will not permit any Subsidiary to do), without the prior written consent of Lender, any of the things or acts set forth below:

          5.1.  Encumbrances. Create, assume, or suffer to exist any Lien on its
                ------------
property, except for Permitted Encumbrances.
          ----------

          5.2.  Debt. Incur, assume, or suffer to exist any Debt, except for:
                ----                                              ----------
(i) Debt to Lender or any Affiliate of Lender; (ii) Debt to Persons other than Lender existing on the date of this Agreement, including existing Borrowed Debt as listed on Schedule A; (iii) Subordinated Debt; (iv)
                                    ----------
trade payables and contractual obligations including import letters of credit to suppliers and customers incurred in the ordinary course of business; (v) accrued pension fund and other employee benefit plan obligations and liabilities (provided, however, that such Debt does not result in the existence of any Event of Default or Default Condition under any other provision of this Agreement);
(vi) deferred taxes; (vii) Debt resulting from endorsements of negotiable instruments received in the ordinary course of its business, including import letters of credit; (viii) Debt secured by Purchase Money Liens not to exceed $1,000,000 in the aggregate at any one time outstanding; (ix) Debt arising in connection with derivative, interest rate protection and similar hedging arrangements relating to the Obligations or entered into in the ordinary course of business in order to manage existing or anticipated interest rate, equity value exchange rate or commodity price risks and not for speculative purposes with the Borrower's liability for risk exposure not to exceed $1,000,000 in the aggregate at any one time; and (x) Debt not otherwise permitted by clause (i) through (ix) above in an aggregate principal amount not to exceed $1,000,000 at any one time outstanding.

          5.3. Contingent Liabilities. Guarantee, endorse, become surety with
               ----------------------
respect to or otherwise become directly or contingently liable for or in connection with the obligations of any other Person, except for endorsements of
                                                     ----------
negotiable instruments for collection in the ordinary course of business.


          5.4. Dividends. Declare and pay dividends except when no Default
               ---------
Condition or Event of Default shall have occurred and be continuing or would result therefrom.

          5.5. Redemption. Purchase, redeem or otherwise acquire for value any
               ----------
of its shares of any class of capital stock, except: (i) with the proceeds of
                                             ------
the ESOP Loan; (ii) when no Default Condition or Event of Default shall have occurred and be continuing or would result therefrom, (iii) when no Default Condition or Event of Default shall have occurred and be continuing or would result therefrom, pursuant to the Hooker Furniture Corporation Employee Stock Ownership Plan, amended and restated effective as of January 1, 2000, or as such Plan may be amended, supplemented or modified from time to time (the "Plan"), the Trust Agreement for the Hooker Furniture Corporation Employee Stock Ownership Plan, effective as of August 1, 2000, as such Agreement may be amended, supplemented or modified from time to time, or applicable laws or regulations relating to the ESOP or (iv) when a Default Condition or Event of Default shall have occurred and be continuing, or would result therefrom, pursuant to the exercise by a participant in the Plan of a put option on shares distributed from the Plan, to the extent required to meet the requirements of Internal Revenue Code Section 409(h)(1)(B) or any successor section.

          5.6. Mergers. Dissolve, liquidate, merge, lease, transfer or otherwise
               -------
terminate its corporate status or enter into any merger, reorganization or consolidation or dispose of any material portion of its assets or make any substantial change in the basic type of business conducted by Borrower and its Subsidiaries, as of the Closing Date.


          5.7. Affiliate Transactions. Enter into, or be a party to, or permit
               ----------------------
any Subsidiary to enter into or be a party to, any transaction with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of Borrower's or such Subsidiary's business and upon fair and reasonable terms which are no less favorable to Borrower than would obtain in a comparable arm's length transaction with a Person not an Affiliate.

          5.8. Subsidiaries. Divest itself of any material assets by
               ------------
transferring them to any Subsidiary which is not a wholly-owned Subsidiary.

          5.9. Fiscal Year. Change its Fiscal Year, or permit any Subsidiary to
               -----------
have a fiscal year different from the Fiscal Year of Borrower.

          5.10. Federal Taxpayer Identification Number. Change its federal
                --------------------------------------
taxpayer identification number without prior written notice to Lender.

          5.11. Employee Benefit Plans. Permit an Employee Benefit Plan to
                ----------------------
become materially underfunded.


     6. FINANCIAL COVENANTS. Borrower covenants to Lender that, from and after
        -------------------
the date hereof and so long as any amount remains unpaid on account of either the Note or any of the other Loan Documents or this Agreement remains effective (whichever is the last to occur), it will comply with the financial covenants set forth on Supplement "A" attached hereto, which is incorporated by reference herein.

     7. EVENTS OF DEFAULT.    The occurrence and continuation of any events or
        ------------------
conditions set forth below shall constitute an Event of Default hereunder, provided that any requirement for the giving of notice or the lapse of time, or both, has been satisfied:

          7.1.  Obligations.    Borrower shall fail to make any payments of (i)
                ------------
principal and interest on the Term Loan within five (5) days of the date due; or
(ii) any amounts due under any of the other Obligations within five days after written notice thereof has been given to Borrower by Lender.

          7.2.  Misrepresentations.    Borrower or any Subsidiary shall make any
                -------------------
representations or warranties in any of the Loan Documents or in any certificate or statement furnished at any time hereunder or in connection with any of the Loan Documents which proves to have been untrue or misleading in any material respect when made or furnished.

          7.3.  Certain Covenants. Borrower shall default in the observance or
                -----------------
performance of any covenant or agreement contained in Sections 4.3, 4.4, 4.5, 4.9, 4.12, or in Articles 5 or 6 or Supplement "A".
                                    --------------

          7.4.  Other Covenants. Borrower or any Subsidiary shall default in the
                ---------------
observance or performance of any covenant or agreement contained herein or in any of the other Loan Documents (other than a covenant or agreement or a default in the performance or observance of which is dealt with specifically elsewhere in this Article 7) unless (i) with respect to this Agreement, such default is
                   ------
cured to Lender's satisfaction within thirty (30) days after the sooner to occur of receipt of notice of such default from Lender or the date on which such default first becomes known to Borrower and (ii) with respect to any other Loan Document, such default is cured within any applicable grace, cure or notice and cure period contained therein (or, if no such period is contained therein, such default is cured in accordance with clause (i) above).

          7.5.  Other Debts. Borrower shall default in connection with any
                -----------
agreement for Debt with any creditor other than Lender which entitles said creditor to accelerate the maturity thereof, where the aggregate principal amount of such Debt is in excess of $1,000,000.

          7.6.  Voluntary Bankruptcy.    Borrower or any Subsidiary shall file a
                ---------------------
voluntary petition in bankruptcy or a voluntary petition or answer seeking liquidation, reorganization, arrangement, readjustment of its debts, or for any other relief under the Bankruptcy code, or under any other act or law pertaining to insolvency or debtor relief, whether state, Federal, or foreign, now or hereafter existing; Borrower or any Subsidiary shall enter into any agreement indicating its consent to, approval of, or acquiescence in, any such petition or proceeding; Borrower or any Subsidiary shall apply for or permit the appointment by consent or acquiescence of a receiver, custodian or trustee of Borrower or any Subsidiary for all or a substantial part of its property; Borrower or any Subsidiary shall make an assignment for the benefit of creditors; or Borrower or any Subsidiary shall be unable or shall fail to pay its debts generally as such debts become due, or Borrower or any Subsidiary shall admit, in writing, its inability or failure to pay its debts generally as such debts become due.

          7.7.  Involuntary Bankruptcy. There shall have been filed against
                ----------------------
Borrower or any Subsidiary an involuntary petition in bankruptcy or seeking liquidation, reorganization, arrangement, readjustment of its debts or for any other relief under the Bankruptcy Code, or under any other act or law pertaining to insolvency or debtor relief, whether state, federal or foreign, now or hereafter existing; Borrower or any Subsidiary shall suffer or permit the involuntary appointment of a receiver, custodian or trustee of Borrower or any Subsidiary or for all or a substantial part of its property; or Borrower or any Subsidiary shall suffer or permit the issuance of a warrant of attachment, execution or similar process against all or any substantial part of the property of Borrower or any Subsidiary and in each such case, any such proceeding shall continue undismissed and unstayed for a period of 60 consecutive days.

          7.8.  Judgements. A final judgment or order for the payment of money
                ----------
is rendered against Borrower or any Subsidiary in the amount of $100,000 or more (exclusive of amounts covered by insurance) and either (x) enforcement proceedings shall have been commenced by any creditor upon such judgment or order, or (y) a stay of enforcement of such judgment or order, by reason of pending appeal or otherwise, shall not be in effect for any period of thirty
(30) consecutive days.

          7.9.  Bankruptcy of Affiliate. Any motion, complaint or other pleading
                -----------------------
is filed in any bankruptcy case of any Affiliate of the Borrower and such motion, complaint or pleading seeks the consolidation of Borrower's assets and liabilities with the assets and liabilities of such Person and any such proceeding shall continue undismissed and unstayed for a period of 60 consecutive days.

          7.10. Material Adverse Effect. There shall be any event, act,
                -----------------------
condition or occurrence having a Material Adverse Effect.

          7.11. Change of Control, Etc. Any of the following shall occur: (i)
                ----------------------
any Person or group of Persons, other than the ESOP, acting in concert as a partnership or other group shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become, after the date hereof, the "beneficial owner" (within the meaning of such term under Rule 13d-3 under the Securities Exchange Act) of securities of the Borrower representing 15% of more of the combined voting power of the then outstanding securities of Borrower ordinarily (and apart from rights) accruing under special circumstances) having the right to vote in the election of directors; or (ii) the Board of Directors of the Borrower shall cease to consist of a majority of the individuals who constituted the Board of Directors immediately following the consummation of the Closing or who shall become a member thereof subsequent to the date hereof after having been nominated, or otherwise approved in writing, by at least a majority of individuals who constitute the Board of Directors of the Borrower immediately following the consummation of the Closing.

          7.12. Deemed Insecure. Lender, at any time and in good faith, shall
                ---------------
deem itself insecure (and for the purposes of this Agreement, Lender shall be entitled to deem itself insecure when some event occurs, fails to occur of is threatened or some objective condition exists or is threatened which significantly impairs the prospects that any of the Obligations will be paid when due, or which significantly affects the financial or business condition of Borrower).

     8. REMEDIES. Upon the occurrence and during the continuation of any Event
        --------
of Default, Lender shall have all of the rights and remedies set forth below, and it may exercise any one, more, or all of such remedies, in its sole discretion, without thereby waiving any of the others.

          8.1.  Acceleration of the Obligations. Lender, at its option, may
                -------------------------------
declare all of the Obligations (including but not limited to that portion thereof evidenced by the Note) to be immediately due and payable, whereupon the same shall become immediately due and payable without presentment, demand, protest, notice of nonpayment or any other notice required by law relative thereto, all of which are hereby expressly waived by Borrower, anything contained herein to the contrary notwithstanding. If any note of

Borrower to Lender constituting Obligations, including, without limitation, the Note, shall be a demand instrument, however, the recitation of the right of Lender to declare any and all Obligations to be immediately due and payable, whether such recitation is contained in such note or in this Agreement, as well as the recitation of the above events permitting Lender to declare all Obligations due and payable, shall not constitute an election by Lender to waive its right to demand payment under a demand at any time and in any event, as Lender in its discretion may deem appropriate. Thereafter, Lender, at its option, may, but shall not be obligated to, accept less than the entire amount of Obligations due, if tendered, provided, however, that unless then agreed to in writing by Lender, no such acceptance shall or shall be deemed to constitute a waiver of any Event of Default.

          8.2. Other Remedies. Unless and except to the extent expressly
               --------------
provided for to the contrary herein, the rights of Lender specified herein shall be in addition to, and not in limitation of, Lender's rights under any statute or rule of law or equity, or under any other provision of any of the Loan Documents, or under the provisions of any other document, instrument or other writing executed by Borrower or any third party in favor of Lender, all of which may be exercised successively or concurrently.

          8.3. Set Off. Lender may set off against the Obligations any funds
               -------
owed by Lender to Borrower.

     9.  MISCELLANEOUS.
         --------------

          9.1. Waiver. Each and every right granted to Lender under this
               ------
Agreement, or any of the other Loan Documents, or any other document delivered hereunder or in connection herewith or allowed it by law or in equity, shall be cumulative and may be exercised from time to time. No failure on the part of Lender to exercise, and no delay in exercising, any right shall operate as a waiver thereof, nor shall any single or partial exercise by Lender of any right preclude any other or future exercise thereof or the exercise of any other right. No waiver by Lender of any Default Condition or Event of Default shall constitute a waiver of any subsequent Default Condition or Event of Default.

          9.2. Governing Law. THIS AGREEMENT, THE NOTE AND THE OTHER LOAN
               -------------
DOCUMENTS, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF VIRGINIA.

          9.3. Survival. All representations, warranties and covenants made
               --------
herein and in the Loan Documents shall survive the execution and delivery hereof and thereof. The terms and provisions of this Agreement shall continue in full force and effect, notwithstanding the payment of the Note, until all amounts owed under the other Loan Documents have been paid in full.

          9.4. No Assignment by Borrower. No assignment hereof or of any Loan
               -------------------------
Document shall be made by Borrower without the prior written consent of Lender. Lender may assign or participate all or any part of its rights, title and interest herein and in the Loan Documents at any time hereafter with (and subject to) the prior written consent of the Borrower, which shall not be unreasonably withheld or delayed.

          9.5.  Counterparts.    This Agreement may be executed in two or more
                ------------
counterparts, each of which when fully executed shall be an original, and all of said counterparts taken together shall be deemed to constitute one and the same agreement.

          9.6. Reimbursement. Borrower shall pay to Lender on demand all
               -------------
reasonable out-of-pocket costs and expenses that Lender pays or actually incurs in connection with the negotiation, preparation, consummation, enforcement and termination of this Agreement and the other Loan Documents, including, without limitation: (a) reasonable attorneys' fees and paralegals' fees and disbursements of outside counsel; (b) reasonable costs and expenses (including outside attorneys' and paralegals' fees and disbursements) for any amendment, supplement, waiver, consent or subsequent closing in connection with the Loan Documents and the transactions contemplated thereby; (c) sums paid or incurred to pay for any amount or to take any action required of Borrower under the Loan Documents that Borrower fails to pay or take; and (d) after an Event of Default, costs and expenses (including reasonable attorneys' and paralegals' fees and disbursements) paid or incurred to obtain payment of the Obligations, and otherwise enforce the provisions of the Loan Documents or to defend any claim made or threatened against Lender arising out of the transactions contemplated hereby (including, without limitation, preparations for and consultations concerning any such matters). The foregoing shall not be construed to limit any other provisions of the Loan Documents regarding costs and expenses to be paid to Borrower. Borrower will pay all expenses incurred by it in this transaction. In the event Borrower becomes a debtor under the Bankruptcy Code, Lender's claim in such case shall include interest on the Obligations and all fees, costs and charges provided for herein (including, without limitation, reasonable attorneys' fees actually incurred), all to the extent allowed by the Bankruptcy Code.

          9.7. Successors and Assigns. This Agreement and Loan Documents shall
               ----------------------
be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto and thereto.

          9.8. Severability. If any provision this Agreement or of any of the
               ------------
Loan Documents or the application thereof to any party thereto or circumstances shall be invalid or unenforceable to any extent, the remainder of such Loan Documents and the application of such provisions to any other party thereto or circumstance shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

          9.9. Notices. All notices, requests and demands to or upon the
               -------
respective parties hereto shall be deemed to have been given or made when personally delivered or deposited in the mail, registered or certified mail, postage prepaid, addressed to the Borrower at its Executive Office Attn: Chief Financial Officer and to the Lender at P. O. Box 4911, Martinsville, Virginia 24115, Attention: Ellen L. Wood, Senior Vice President (or to such other address as may be designated hereafter in writing by the respective parties hereto) except in cases where it is expressly provided herein or by applicable law that such notice, demand or request is not effective until received by the party to whom it is addressed.

          9.10. Entire Agreement; Amendments. This Agreement, together with the
                ----------------------------
remaining Loan Documents, constitute the entire agreement between the parties hereto with respect to the subject matter hereof. Neither this Agreement nor any Loan Document may be changed, waived, discharged, modified or terminated orally, but only by an instrument in writing signed by the party against whom enforcement is sought.

          9.11. Time of Essence. Time is of the essence in this Agreement and
                ---------------
the other Loan Documents.

          9.12. Interpretation. No provision of this Agreement or any Loan
                --------------
Document shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.

          9.13. Lender Not a Joint Venturer. Neither this Agreement nor any Loan
                ---------------------------
Document shall in any respect be interpreted, deemed or construed as making Lender a partner or joint venturer with Borrower or as creating any similar relationship or entity, and Borrower agrees that it will not make any contrary assertion, contention, claim or counterclaim in any action, suit or other legal proceeding involving Lender and Borrower.

          9.14. Jurisdiction. BORROWER AGREES THAT ANY LEGAL ACTION OR
                ------------
PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY LOAN DOCUMENT MAY BE BROUGHT IN THE CIRCUIT COURT OF THE CITY OF MARTINSVILLE, VIRGINIA OR THE UNITED

STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF VIRGINIA, ALL AS LENDER MAY ELECT. BY EXECUTION OF THIS AGREEMENT, BORROWER HEREBY SUBMITS TO EACH SUCH JURISDICTION, HEREBY EXPRESSLY WAIVING WHATEVER RIGHTS MAY CORRESPOND TO IT BY REASON OF ITS PRESENT OR FUTURE DOMICILE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF LENDER TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST BORROWER IN ANY OTHER JURISDICTION OR TO SERVE PROCESS IN ANY MANNER PERMITTED OR REQUIRED BY LAW.

          9.15. Acceptance. This Agreement, together with the other Loan
                ----------
Documents, shall not become effective unless and until delivered to Lender at its principal office in the Commonwealth of Virginia and accepted in writing by Lender at such office as evidenced by its execution hereof (notice of which delivery and acceptance are hereby waived by Borrower).

          9.16. Payment on Non-Business Days. Whenever any payment to be made
                ----------------------------
hereunder or under the Note shall be stated to be due on a Saturday, Sunday or a public holiday under the laws of the Commonwealth of Virginia, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest hereunder or under the Notes.

          9.17. Cure of Defaults by Lender. If Borrower defaults in the
                --------------------------
performance of any duty or obligation to Lender hereunder or under any Loan Document, Lender may, at its option, but without obligation, cure such default and any costs, fees and expenses incurred by Lender in connection therewith including, without limitation, for the purchase of insurance, the payment of taxes and the removal or settlement of liens and claims, shall be reimbursed pursuant to Section 9.6.

          9.18. Recitals. All recitals contained herein are hereby incorporated
                --------
by reference into this Agreement and made part thereof.

          9.19. Attorney-in-Fact. Borrower hereby designates, appoints and
                ----------------
empowers Lender irrevocably as its attorney-in-fact, at Borrower's cost and expense, to do in the name of Borrower any and all actions which Lender may deem necessary or advisable to carry out the terms of this Agreement or any other Loan Document upon the failure, refusal or inability of Borrower to do so and Borrower hereby agrees to indemnify and hold Lender harmless from any costs, damages, expenses or liabilities arising against or incurred by Lender in connection therewith.

          9.20. Sole Benefit. The rights and benefits set forth in this
                ------------
Agreement and the other Loan Documents are for the sole and exclusive benefit of the parties hereto and thereto and may be relied upon only by them.

          9.21. Indemnification. Borrower will hold Lender, its respective
                ---------------
directors, officers, employees, agents, Affiliates, successors and assigns harmless from and indemnify Lender, its respective directors, officers, employees, agents, Affiliates, successors and assigns against, all loss, damages, costs and expenses (including, without limitation, reasonable attorney's fees, costs and expenses) actually incurred by any of the foregoing, whether direct, indirect or consequential, as a result of or arising from or relating to any "Proceedings" (as defined below) by any Person, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any Person under any statute, case or regulation, including, without limitation, any federal or state securities laws or under any common law or equitable case or otherwise, arising from or in connection with this Agreement, and any other of the transactions contemplated by this Agreement, except to the extent such losses, damages, costs or expenses are due to the willful misconduct or gross negligence of Lender. As used herein, "Proceedings" shall mean actions,
                                                -----------
suits or proceedings before any court, governmental or regulatory authority and shall include, particularly, but without limitation, any actions concerning Environmental Laws. At the request of Lender, Borrower will indemnify any Person to whom Lender transfers or sells all or any portion of its interest in the Obligations or participations therein pursuant to the provisions of Section 9.4 hereof. Lender shall not be responsible or liable to any Person for consequential damages which may be alleged as a result of this Agreement or any of the transactions contemplated hereby. The obligations of Borrower under this Section 9.21 shall survive the termination of this Agreement and payment of the Obligations.

          9.22. Jury Trial Waiver. EACH OF BORROWER AND LENDER HEREBY WAIVES, TO
                -----------------
THE EXTENT PERMITTED BY APPLICABLE LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO ANY OF THE LOAN DOCUMENTS, OBLIGATIONS OR THE COLLATERAL.

          9.23. Coordination. If there is a conflict in any of the provisions,
                ------------
rights or remedies of any of the Loan Documents and this Agreement, the terms of such Loan Document is to be construed to be in addition to and not in place of any provision, right or remedy contained in this Agreement.

          9.24. Confidentiality. Lender hereby acknowledges that certain of the
                ---------------
information to be furnished to it pursuant to this Agreement may be received prior to the time it shall have been made public. Lender hereby agrees that it will keep all information so furnished to it pursuant hereto confidential in accordance with its normal banking procedures and, except in accordance with such procedures, will make no disclosure to any other Person of such information until the same shall have become public, except (i) in connection with matters involving this Agreement and with Lender's Obligations under law or regulation,
(ii) pursuant to subpoenas or similar process, (iii) to governmental authorities or examiners, (iv) to independent auditors or counsel, (v) to any parent or corporate Affiliate of Lender, or (vi) to any (a) assignee or proposed assignee hereunder, provided that Borrower has consented to such disclosure, or (b)
           --------
participant or proposed participant in each case so long as such assignee or proposed assignee or participant or proposed participant (x) is not in the same general type of business as Borrower on the date of such disclosure and (y) agrees in writing to accept such information subject to the restrictions provided in this Section 9.24.

     10. CONDITIONS PRECEDENT. Unless waived in writing by Lender at or prior to
         --------------------
the execution and delivery of this Agreement, the conditions set forth below shall constitute express conditions precedent to any obligation of Lender hereunder.

          10.1. Secretary's Certificate. Receipt by Lender of a certificate from
                -----------------------
the Secretary (or Assistant Secretary) of Borrower, certifying to Lender that appropriate resolutions have been entered into by the Board of Directors of Borrower incident hereto and that the officers of Borrower whose signatures appear hereinbelow, on the other Loan Documents, and on any and all other documents, instruments and agreements executed in connection herewith, are duly authorized by the Board of Directors of Borrower for and on behalf of Borrower to execute and deliver this Agreement, the other Loan Documents and such other documents, instruments and agreements, and to bind Borrower accordingly thereby, all in form and substance substantially similar to those board resolutions set forth and described on Exhibit "D".
                       -----------

          10.2. Good Standing Certificates. Receipt by Lender of a certificate
                --------------------------
of good standing with respect to Borrower and each Subsidiary from the secretary of state of the state of incorporation of Borrower, dated within 30 days of the date hereof.

          10.3. Loan Documents. Receipt by Lender of all the other Loan
                --------------
Documents, duly executed in form and substance acceptable to Lender.

          10.4. Opinion of Counsel. Receipt by Lender of an opinion of counsel
                ------------------
from independent legal counsel to Borrower in substantially the form of Exhibit
                                                                        -------
"F".
--

          10.5. No Default. No Default Condition or Event of Default shall exist
                ----------
and Borrower shall in all respects be in compliance with all of the terms of the Loan Documents, as evidenced by its delivery of a certificate of no default to such effect, to be substantially in the form of Exhibit "C" attached hereto.
                                                ----------

          10.6. Approval of ESOP Loan. Receipt by Lender of the form of the ESOP
                ---------------------
Note and all solicitation materials relating to the use of the proceeds of the ESOP Loan copies of which are attached hereto as Exhibit E to purchase the ESOP
                                                 ---------
Stock.

          10.7. Master Agreement. The Borrower shall have entered into a Master
                -----------------
Agreement with a financial institution reasonably acceptable to the Lender upon terms acceptable to the Lender providing for a forward fixed rate swap for the entire ten (10) year period of the Term Loan.

          10.8. Other. Receipt by Lender of such other documents, certificates,
                -----
instruments and agreements as shall be required hereunder or provided for herein or as Lender or Lender's counsel may require in connection herewith.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their duly authorized officers as of the 18th day of September, 2000.

                                    "LENDER"

                                    SUNTRUST BANK

                                    By:  /s/ Ellen L. Wood                (SEAL)
                                         ---------------------------------
                                         Ellen L. Wood
                                         Senior Vice President

                                    "BORROWER"

                                    HOOKER FURNITURE CORPORATION


                                    By:  /s/ Paul B. Toms, Jr.            (SEAL)
                                         ---------------------------------
                                         Paul B. Toms, Jr.
                                         President



                                    and By: /s/ Edwin L. Ryder            (SEAL)
                                            ------------------------------

                                            Edwin L. Ryder
                                            Senior Vice President
                                            Finance & Administration

                                 SUPPLEMENT A

                              FINANCIAL COVENANTS

Until the final payment of all of the Borrower's Obligations, the Borrower agrees to observe and maintain the following financial covenants, calculated in accordance with GAAP unless otherwise provided herein.

1. Maintain a Minimum Debt Service Coverage of 2.25 times at each fiscal quarter end through November 30, 2002; 1.75 times at each fiscal quarter end thereafter through November 30, 2005; and 2.25 times at each fiscal quarter end thereafter, based on a rolling four quarter basis. The Debt Service Coverage Ratio is defined as follows:

     Net Income + Depreciation + Amortization + Interest + ESOP Contribution - Dividends Divided by Interest + Current Maturities of Long Term Debt + ESOP
               ----------
     Contribution

2. Maintain a Maximum Balance Sheet Leverage of 50% at each fiscal quarter end through November 30,2001;45% at each fiscal quarter end through November 30, 2003;40% at each fiscal quarter end through November 30, 2005 and 30% for each fiscal quarter end thereafter. The Balance Sheet Leverage is defined as follows:

     Borrowed Debt Divided by Borrowed Debt + Equity (in each case, as defined
     ------------------------
     in the definition section of this Loan Agreement)

Compliance with the foregoing Covenants will be tested quarterly, with calculations included in the Borrower's Quarterly Certificate of No Default.

                                                                EXECUTION COPY

City of Richmond                                              September 18, 2000

State of Virginia

                                   TERM NOTE


     FOR VALUE RECEIVED, the undersigned (the Borrower) promises to pay to the order of SunTrust Bank without offset or deduction at its office in Martinsville, Virginia, or at such other place as the holder of this Note shall designate in writing the principal sum of Twenty-Two Million Five Hundred Thousand and No/100 dollars ($22,500,000) in lawful money of the United States and in immediately available funds in forty (40) consecutive quarterly installments of Eight Hundred Thousand Eight Hundred Fifty Dollars ($800,850.00) each including interest on the unpaid principal balance at the LIBOR Rate plus three eighths of one percent (.375%) per annum until paid, commencing on December 1, 2000, continuing on the first day of each December, March, June and September thereafter and ending on December 1, 2010; provided, however, that the last such installment shall be in the amount necessary to repay in full the unpaid principal balance of this Note and all accrued but unpaid interest thereon. All payments will be applied first to accrued interest, then in reduction of principal.

     Upon occurrence and during the continuation of an Event of Default, the unpaid balance of this Note shall bear interest at the Default Rate.

     If any installment of this Note becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day, and interest shall be payable thereon at the rate herein specified during such extension.

     This Note is the Term Note referred to in, and is entitled to the benefits of, the Term Loan Agreement, dated as of the date hereof between the Borrower and the Lender (the "Loan Agreement"). Terms used herein which are defined in the Loan Agreement shall have their defined meanings when used herein. The Loan Agreement, among other things, contains provisions for acceleration of the maturity of this Note upon the happening of certain stated Events of Default and also the prepayments on account of principal hereof prior to the maturity of this Note upon the terms and conditions specified in the Loan Agreement.

     Borrower agrees, in the event that this Note or any portion hereof is collected by law or referred to an attorney at law for collection or for the protection of Lender's rights and remedies, to pay all reasonable costs of collection, including, without limitation, reasonable attorney's fees.

     Borrower hereby waives presentment, demand, protest, notice of demand, protest and nonpayment and any other notice required by law relative hereto, except to the extent as otherwise may be provided for in the Loan Agreement.

     This Note shall be governed by the laws of the Commonwealth of Virginia, provided that, as to the maximum rate of interest which may be charged or collected, if the laws applicable to the Bank permit it to charge or collect a higher rate than the laws of the Commonwealth of Virginia, then such law applicable to the Bank shall apply to the Lender under this Note.

                                HOOKER FURNITURE CORPORATION


                                By:/s/ Paul B. Toms                       (SEAL)
                                   ---------------------------------------
                                        Paul B. Toms, Jr.
                                        President



                                and By:/s/ Edwin L. Ryder                 (SEAL)
                                       -----------------------------------
                                        Edwin L. Ryder
                                        Senior Vice President Finance &
                                        Administration

                                                                EXECUTION COPY

                         NEGATIVE PLEDGE AND AGREEMENT

  This Negative Pledge and Agreement (this "Agreement") is made and delivered as of the 18th day of September, 2000 by and between Hooker Furniture Corporation (the "Borrower") and SunTrust Bank (the "Lender") and provides as follows:

                                   RECITALS

  1. The Borrower and the Lender have entered into a Term Loan Agreement dated as of the date hereof (the "Loan Agreement") whereby the Lender has agreed to make a Term Loan to the Borrower in the principal amount of $22,500,000 upon the terms and conditions provided in the Loan Agreement.

  2. The Lender has required as a condition of making the Term Loan that the Borrower agree not to create or suffer to exist any Lien on any of now owned or hereinafter acquired real and personal property of either the Borrower or any Subsidiary (collectively, the "Property"), except Permitted Encumbrances.

  3. Except as otherwise defined in this Agreement, the capitalized terms used in this Agreement shall have the same meaning as the defined terms used in the Loan Agreement.

     NOW, THEREFORE, in consideration of the premises and covenants herein contained, Lender and Borrower hereby agree as follows:

  1. Borrower hereby agrees that until such time as the outstanding principal amount of the Note and all Obligations are paid in full, neither the Borrower nor any Subsidiary shall (i) except for Permitted Encumbrances, create, assume, grant or suffer to exist, any Lien of any kind, voluntarily or involuntarily upon any Property, or (ii) sell, assign, convey, transfer or otherwise dispose of any Property in violation of any covenant set forth in the Loan Agreement.

  2. Any violation of the covenants of Borrower set forth above shall constitute a default under this Agreement. Borrower acknowledges and agrees that a default under this Agreement shall constitute a default under the Note and an Event of Default under the Loan Agreement.

  3. Borrower acknowledges that any damages which Lender may sustain as a result of violation of this Agreement may be difficult to measure and ascertain and further agrees that any violation of this Agreement shall be subject to injunctive relief in addition to any other remedies available to Lender (i) at law or in equity or (ii) under the terms of the Note and the Loan Agreement.

  4. Borrower shall be liable to pay, upon demand, all reasonable costs and expenses, including reasonable attorneys' fees and expenses, incurred by Lender in enforcing or in taking any action necessary to preserve and protect its rights under this Agreement.

  5. This Agreement and the rights thereto are expressly governed by and are to be construed in accordance with the laws of the Commonwealth of Virginia.

  6. All rights and remedies of the parties under this Agreement shall inure to any assignee or successor of Lender and shall bind any successors and assigns of Borrower.

  WITNESS the following duly authorized signatures.

                              HOOKER FURNITURE CORPORATION



                              By:/s/ Edwin L. Ryder
                                 -----------------------------------------------
                                     Edwin L. Ryder
                                     Senior Vice President Finance &
                                     Administration

STATE OF VIRGINIA           )
                            ), to wit
CITY/COUNTY OF MARTINSVILLE )
               ------------

  The foregoing instrument was acknowledged before me this 18th day of September, 2000, in my jurisdiction aforesaid by Edwin L. Ryder, the Senior Vice President Finance & Administration of Hooker Furniture Corporation on behalf of the Corporation.


                                      Lyndall R. Howell
                                      ------------------------------------------
                                      Notary Public

My Commission Expires:   9-30-2003
                       --------------------------

                                       2